As filed with the Securities and Exchange Commission on January 3, 2014

Registration No. 333-

United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTUIT INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0034661
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

2700 Coast Avenue

Mountain View, California 94043

(Address of Principal Executive Offices including Zip Code)

Docstoc Inc. 2007 Stock Plan

(Full title of the Plan)

Laura A. Fennell, Esq.

Senior Vice President, General Counsel and Corporate Secretary

Intuit Inc.

2700 Coast Avenue

Mountain View, California 94043

(650) 944-6000

(Name and Address, including Zip Code, and Telephone Number,

including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $0.01 par value (issuable pursuant to assumed stock options)	17,225(2)	$13.61	$234,432.25	$30.19

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional shares of the Registrant’s common stock, par value $0.01 (the “Registrant Common Stock”) in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Registrant Common Stock.
(2)	Represents shares of Registrant Common Stock issuable upon the exercise of stock options previously granted under the Docstoc Inc. 2007 Stock Plan.
(3)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act based on the weighted average exercise price per share of the stock options granted pursuant to the Docstoc Inc. 2007 Stock Plan.

EXPLANATORY NOTE

On November 28, 2013, Intuit Inc. (the “Registrant”), Komodo Merger Sub, Inc., a wholly-owned subsidiary of the Registrant (“Merger Sub”), Docstoc Inc. (“Docstoc”) and Fortis Advisors LLC, as the stockholder representative, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub would be merged with and into Docstoc, with Docstoc surviving as a wholly-owned subsidiary of the Registrant (the “Merger”). In connection with the Merger, certain options to acquire Docstoc common stock under the Docstoc Inc. 2007 Stock Plan (the “Plan”), outstanding as of the effective time of the Merger (the “Effective Time”), were assumed by the Registrant and converted on December 13, 2013 at the Effective Time into options to purchase shares of Registrant Common Stock. This Registration Statement on Form S-8 registers the aggregate number of shares of Registrant Common Stock that may be issued pursuant to such assumed options.

PART I

Information Required in the Section 10(a) Prospectus

Pursuant to the instructions to Form S-8, Part I (Information Required in the Section 10(a) Prospectus) is not filed as part of this Registration Statement.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2013, filed by Registrant with the Commission on September 13, 2013, including all material incorporated by reference therein;

(b)	The Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 22, 2013;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on August 2, 2013 (solely with respect to the information provided under Item 2.01), August 20, 2013 (solely with respect to the information provided under Item 8.01), and November 21, 2013 (solely with respect to the information provided under Item 8.01); and

(d)	The description of the Registrant’s Common Stock to be offered hereby contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 5, 1998, as amended on October 9, 1998, January 26, 2000, and February 18, 2003.

All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care to the fullest extent of the law. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s Bylaws provide that:

•	the Registrant is required to indemnify its directors and officers and persons serving in such capacities in other business enterprises (including, for example, our subsidiaries) at the request of the Registrant, to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary;

•	the Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by the Registrant’s Bylaws;

•	the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit);

•	the rights conferred in the Registrant’s Bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees; and

•	the Registrant may not retroactively amend the Registrant’s Bylaw provisions in a way that is adverse to such directors, officers and employees.

The Registrant’s policy is to enter into indemnity agreements with each of its and its subsidiaries’ directors and executive officers. The agreements provide that the Registrant will indemnify its directors and officers under Section 145 of the Delaware General Corporation Law and the Registrant’s Bylaws. In addition, the indemnity agreements provide that the Registrant will advance expenses (including attorneys’ fees) actually and reasonably incurred by the directors and officers in any action or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors or officers of the Registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Registrant’s Board of Directors or brought to enforce a right to indemnification under the indemnity agreement, the Registrant’s Bylaws or any statute or law. Under the agreements, the Registrant is not obligated to indemnify the indemnified party:

•	for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous;

•	for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement;

•	with respect to any proceeding brought by the Registrant against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous;

•	on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of Section 16(b) of the Exchange Act and related laws;

•	on account of the indemnified party’s conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; or

•	if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

The indemnification provision in the Registrant’s Bylaws, and the indemnity agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities arising under the Securities Act.

The indemnity agreements with the Registrant’s officers and directors require the Registrant to maintain director and officer liability insurance to the extent reasonably available. The Registrant currently maintains a director and officer liability insurance policy.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

See Index to Exhibits.

Item 9. Undertakings

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold upon the termination of the offering under the Plan.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnity provisions incorporated by reference in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on January 3, 2014.

INTUIT INC.

By:	/s/ R. NEIL WILLIAMS
R. Neil Williams
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

By signing this Form S-8 below, I hereby appoint each of Brad D. Smith and R. Neil Williams as my true and lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:

/s/ BRAD D. SMITH	Chief Executive Officer,
Brad D. Smith	President and Director	January 3, 2014

Principal Financial and Accounting Officer

/s/ R. NEIL WILLIAMS	Senior Vice President
R. Neil Williams	and Chief Financial Officer	January 3, 2014

Additional Directors:

/s/ CHRISTOPHER W. BRODY	Director	January 3, 2014
Christopher W. Brody

/s/ WILLIAM V. CAMPBELL	Director	January 3, 2014
William V. Campbell

/s/ SCOTT D. COOK	Director	January 3, 2014
Scott D. Cook

/s/ DIANE B. GREENE	Director	January 3, 2014
Diane B. Greene

/s/ EDWARD A. KANGAS	Director	January 3, 2014
Edward A. Kangas

/s/ SUZANNE NORA JOHNSON	Director	January 3, 2014
Suzanne Nora Johnson

/s/ DENNIS D. POWELL	Director	January 3, 2014
Dennis D. Powell

/s/ JEFF WEINER	Director	January 3, 2014
Jeff Weiner

EXHIBIT INDEX

Exhibit Number	Exhibit Description
5.01	Opinion of Counsel
23.01	Consent of Counsel (included in Exhibit 5.01).
23.02	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
24.01	Power of Attorney (included in the signature page to this Registration Statement)
99.01	Docstoc Inc. 2007 Stock Plan